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                            Predictive Systems, Inc.
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                                               Filed by Predictive Systems, Inc.
                                                         Pursuant to Rule 14a-12
                                          of the Securities Exchange Act of 1934

                                       Subject Company: Predictive Systems, Inc.
                                                  Commission File No.: 000-30422

         The following is a transcription of a conference call held by Predictive Systems, Inc. on April 9, 2003:


C O R P O R A T E   P A R T I C I P A N T S

Gary Papilsky
EVP and General Counsel - Predictive Systems

Andy Zimmerman
CEO - Predictive Systems

Neeraj Sethi
CFO - Predictive Systems

P R E S E N T A T I O N

Operator

Good day ladies and gentlemen and welcome to the Predictive Systems investor update conference call.

At this time all participants are in a listen-only mode.

My name is Mike and I will be your conference coordinator today. If at any time during the call you require assistance, please press star, followed by zero and a conference coordinator will be happy to assist you.

I would now like to turn the program over to your host of today's conference, Mr. Gary Papilsky. Please proceed sir.

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Gary Papilsky - EVP and General Counsel - Predictive Systems

Hi, welcome everyone to the investor update call for Predictive Systems. I'm Gary Papilsky, General Counsel of the company.

With us today we also have Andy Zimmerman, CEO, and Berry Sethi, CFO.

Before I hand it over to Andy, I just want to make a few statements about forward-looking statements. During this call we will make statements of a forward-looking nature, relating to future events or future financial results of Predictive Systems. Investors are cautioned that such statements are only predictions and that actual events or results may differ materially.

Statements concerning the completion of the INS acquisition, the expected consideration per share, and whether the purchase price will be adjusted based on Predictive Systems net assets, among others, are by nature forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve a number of uncertainties and risks and cannot be guaranteed. Factors that could cause actual events or results to differ materially include the risk that the merger may not be consummated in a timely manner if at all. Risk associated with estimating cash requirements and closing net assets and employee relations, risks relating to shifts in customer demand and other risks concerning predictive systems that are detailed in our periodic filings with the SEC including our most recent filings on Form 10-K and Form 10-Q.

With that I'll now turn it over to Andy Zimmerman, CEO of Predictive Systems.

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Andy Zimmerman - CEO - Predictive Systems

Thank you Gary. I'm excited to announce that Predictive's Board of Directors voted unanimously last night to approve the sale of Predictive Systems to INS subject to the approval of our shareholders.

What I'd like to do on this call is to describe our business rationale for the transaction, benefits to customers and employees, the benefits to our shareholders, and some of the particulars of the transaction. And then we'll open it up for questions. With respect to the business rational, over the past 6-9 months, I think that we have made tremendous progress in improving the bottom line results of the company despite decline in revenue. And we established financial viability for the company for the foreseeable future. In fact, had we been able to hold our revenues constant during the first quarter just ended, we believe we would have been break even or profitable. However, the company economy, particularly the lower spending by telecommunications and financial services companies, is a significant headwind in our attempts to grow the business organically.

Our attempts to acquire or merge with smaller firms in order to reach critical mass has been difficult given our limited cash resources and low market valuation. Finally, the disadvantages of being a 40 million dollar public IT services company, namely the legal and accounting and insurance costs far


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outweigh any hypothetical advantages namely a company public currency. We consider strategic alternatives including the merger with a life size company as well as the acquisition by a larger company and concluded that INS offered the most benefits both in terms of valuation, employees, customers, and mitigation of integration and deal risk. This process in the intended risk will be discussed fully in the proxy per share holder approval that will filed with the SEC shortly. The benefits to the customer are many. As combined company, our expanded graphic footprint and broader service lines mean that we will have more to offer our current customers and prospects.

We will also have a much broader and deeper set of qualifications in virtually every service that we offer. Questions regarding our long term financial viability and relatively small size will no longer be a factor in the customer decision making. Both companies have excellent reputations and track record, and that reputation coupled with the larger scale and scope, makes us the leading independent security and consulting company in the world. With respect to benefits to employees, this merger could increase the likelihood that the combined company will be profitable, enabling bonus programs and other vehicles for an enhancing each employee's financial and professional well being. INS has a very robust state of the art IT and HR infrastructure, something we can never afford. Respect to benefits to share holders, the current proceeds yield a significant premium to the stock price from yesterday's close and from the last 20 days average as well. As important, it gives share holders liquidity and a stock that's been relatively illiquid based recently, based on low trading volumes and our move to the NASDAQ's Small Cap. With respect to the particulars of the transaction, INS is offering a fixed price cash consideration, payable to the share holders at the close. There are a number of terms and conditions associated with the offer, which will be described in the proxy. One core economic threshold is based on a schedule of estimated net assets, adjusted for certain contingent liabilities and shut down costs. To the extent of the actual schedule at the close, varies from the estimate used as a basis for the fixed offer by more than 1.25 million. The cash consideration will be adjusted dollar for dollar up or down. Details of this transaction and any intended risks or contingencies will be described in the proxy which will be filed shortly. At this point, I'd like to open it up for questions for myself and Berry Sethi or Gary Papilsky.

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Q U E S T I O N S  A N D  A N S W E R S

Operator

Ladies and gentlemen, if you wish to ask a question, please key star-one on your telephone. If your question has been answered or you wish to withdraw your question, please key star-two.

Questions will be taken in the order they are received.

Once again if you wish to ask a question, please key star-one on your telephone.

Our first question comes from A r t h u r  S i l v e r (ph). Please proceed.

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Arthur Silver

I'm sorry I didn't catch the cash consideration dollar for dollar and if you could perhaps outline a little clearer the 41.5 and to 45 pennies or thereabouts?

Hello?

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Andy Zimmerman - CEO - Predictive Systems

Yes, I'm sorry. The actual cash consideration is approximately 19.2 million, and the range is based on certain conditions. The one I mentioned, the threshold with respect to meeting the net asset amount at the end of the, at the close will be adjusted dollar-per-dollar if the difference between this amount and the net asset value of the close is more than 1.25 million. Can you hold on one second?

I'm sorry. The other thing I need to mention is that we are currently in negotiations with SAIC regarding the transaction in which we would sell certain assets to SAIC in exchange for Predictive Shares that SAIC owns. We will announce the details of this transaction when and if we complete it. And that is also a factor in the range we're currently giving.

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Operator

Once again if you wish to ask a question, please key star-one on your telephone.

There are currently no questions in queue sir.

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Andy Zimmerman - CEO - Predictive Systems

OK, well with that, I'd like to thank you very much for participating in the call and we will keep you informed, and as I mentioned, please keep your eye out for the proxy, which we'll be filing shortly. Thank you.

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Operator

This concludes your conference call. You may now disconnect.

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